Exhibit 10.3

EXECUTION COPY

TRANSITION SERVICES AGREEMENT

dated as of June 7, 2013

between

ANHEUSER-BUSCH INBEV SA/NV

and

CONSTELLATION BRANDS, INC.

TRANSITION SERVICES AGREEMENT

THIS TRANSITION SERVICES AGREEMENT, dated as of June 7, 2013 (this “Agreement”), is entered into by and between Anheuser-Busch In Bev SA/NV, a Belgian corporation (“Seller”) and Constellation Brands, Inc, a Delaware corporation (the “Purchaser” and, together with Seller, each a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the terms and conditions of that certain Stock Purchase Agreement, dated as of February 13, 2013, as amended by the First Amendment to Stock Purchase Agreement, made and entered into as of April 19, 2013 (as further amended, modified or supplemented from time to time in accordance with its terms, the “Stock Purchase Agreement”), between Seller, Purchaser and certain other parties, Seller has agreed, among other things, to cause all of the issued and outstanding shares of capital stock of (i) Compañia Cervecera de Coahuila, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico (the “Company”) and (ii) all of the issued and outstanding shares of capital stock of Servicios Modelo de Coahuila, S.A. de. C.V. a sociedad anónima de capital variable organized under the laws of Mexico (“Servicios”), in each case, to be sold to Purchaser or one of its designees.

WHEREAS, as contemplated by the Stock Purchase Agreement, Seller and Purchaser each desire to arrange for the provision of the Services in connection with the operation of the Company and the Piedras Negras Plant by Purchaser following the Closing Date and the expansion of the Piedras Negras Plant; and

WHEREAS, the execution and delivery of this Agreement is required by the Stock Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and of the representations, warranties, covenants and agreements set forth in this Agreement, and subject to and on the terms and conditions set forth in this Agreement, the Parties agree as follows:

ARTICLE I

INTERPRETATION

Section 1.01 Certain Defined Terms.

(a) Capitalized terms used but not otherwise defined herein or in any schedule attached hereto shall have the meanings given to them in the Stock Purchase Agreement.

(b) As used in this Agreement and in the schedules attached hereto:

“Affiliate” means, with respect to any Person, a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. “Control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise. For the avoidance of doubt, the Company is an Affiliate of Purchaser, and not an Affiliate of Seller.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Action” means any litigation, action, audit, suit, charge, binding arbitration or other legal, administrative, regulatory or judicial proceeding.

“Beer” has the meaning assigned to that term in the Interim Supply Agreement.

“Brewery Expansion Plan” means those specifications and plans developed by Purchaser with the technical support of Seller to expand the capacity of the Piedras Negras Plant to produce, bottle, package and temporarily store Beer by an additional ten million hectoliters per year over such capacity for the Piedras Negras Plant on the date hereof as described on Schedule 2.01(d).

“Brewery Expansion Services” has the meaning set forth in Section 2.01(d).

“Brewery Operations Services” has the meaning set forth in Section 2.01(a).

“Cartons” means boxes, baskets, trays, partitions, flat board, sash and similar packaging for Importer Product (as defined under the Sub-license Agreement).

“Change of Control” means (i) any Prohibited Owner or Person controlled by a Prohibited Owner becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such Prohibited Owner or Person shall be deemed to have beneficial ownership of all shares that such Prohibited Owner or Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of all or any portion of any class of capital stock or equity interests (including partnership interests) then outstanding of Crown; provided, that, no such Prohibited Owner or Person shall be considered to be a beneficial owner of any class of capital stock or equity interests (including partnership interests) of Crown solely as a result of being a beneficial owner of Voting Stock of the Purchaser, (ii) any Prohibited Owner or Person controlled by a Prohibited Owner becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such Prohibited Owner or Person shall be deemed to have beneficial ownership of all shares that such Prohibited Owner or Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of all or any portion of any class of capital stock or equity interests (including partnership interests) then outstanding of the Company; provided, that, no such Prohibited Owner or Person shall be considered to be a beneficial owner of any class of capital stock or equity interests (including partnership interests) of the Company solely as a result of being a beneficial owner of Voting Stock of the Purchaser, (iii) any Prohibited Owner or Person controlled by a Prohibited Owner becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the voting power of the total outstanding Voting Stock of the Purchaser; (iv) any Prohibited Owner or Person controlled by a Prohibited Owner becomes a member of Crown or shareholder of the Company, or (v) a sale of all or substantially all of the assets of the Company to any Prohibited Owner or Person controlled by a Prohibited Owner.

“Company” has the meaning set forth in the recitals to this Agreement.

“Confidential Information” has the meaning set forth in Section 2.12(a).

“Contract” means any binding contract, agreement, subcontract, lease, sublease, license, purchase order, work order, sales order, indenture, note, bond, instrument, mortgage, commitment, covenant or undertaking.

“Crown” means Crown Imports, LLC, a Delaware limited liability company, and any successor thereto.

“Disclosing Party” has the meaning set forth in Section 2.12(a).

“Disposition” means the sale, transfer, exclusive license or other disposition (including any sale and leaseback transaction) of any property (including stock, membership interest, partnership and other equity interests) by any Person of property owned by such Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder, in each case, as amended.

“Excluded Services” has the meaning set forth in Section 2.01.

“Force Majeure Events” has the meaning set forth in Section 6.02.

“Grupo Modelo” means Grupo Modelo, S.A.B. de C.V., a sociedad anónima de capital variable organized under the laws of Mexico.

“Grupo Modelo Entities” means, Grupo Modelo together with Affiliates and any successors thereto (other than the Company or Servicios).

“Inamex Equipment” means the fixtures and equipment owned by Inamex de Cerveza y Malta, S.A. de C.V. that are on or about the Plant Property (including, to the extent applicable, any buildings, cranes, tanks, compressors and pasteurizers) and any user manuals, brochures or other documentation or written information regarding, or designed to facilitate the use of, such fixtures and equipment.

“Interim Supply Agreement” means that certain Interim Supply Agreement, dated as of the date hereof, by and between Grupo Modelo and Crown.

“Invoices” has the meaning set forth in Section 3.02(b)(i).

“IT” means information technology.

“IT Service” means a service involving the management, maintenance, installation or utilization of computer hardware and software used in connection with the operation of the business of the Company, including the management, maintenance, installation or utilization of IT Systems.

“IT Systems” means the computer systems, telephone systems, email and similar information storage or transfer systems, and computer systems for management, maintenance, operation and utilization of equipment and facilities located at the Piedras Negras Plant, utilizing computer hardware and software in connection with the operation of the business of the Company

“Knowing and Intentional” means that (i) a certain act or omission was voluntarily made with the understanding that the act or omission constitutes a breach of this Agreement, and (ii) such breach was not cured promptly after receipt of notice thereof (taking into account how long it reasonably takes to cure such breach). For the avoidance of doubt, “Knowing and Intentional” does not require the proof of scienter, bad faith or of any intent to cause any particular damage or harm.

“Membership Interest Purchase Agreement” means that certain Amended and Restated Membership Interest Purchase Agreement, dated as of February 13, 2013, by and among Seller, Purchaser, Constellation Beers Ltd. and Constellation Brands Beach Holdings, Inc.

“Migration” means the transfer of the Transferred Data from Seller’s IT Systems to Purchaser’s IT Systems (including SAP).

“Migration Plan” has the meaning set forth in Section 3.02(c).

“Out-of-Pocket Costs” has the meaning set forth in Section 3.02(a).

“Other G&A Services” has the meaning set forth in Section 2.01(c).

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Pass-Through Charges” means the actual documented costs charged (without markup) by a Third-Party Service Provider for the Services provided.

“Performance Standard” has the meaning set forth in Section 2.07(a).

“Permitted Holders” means (a) Marilyn Sands, her descendants (whether by blood or adoption), her descendants’ spouses, her siblings, the descendants of her siblings (whether by blood or adoption), Hudson Ansley, Lindsay Caleo, William Caleo, Courtney Winslow, or Andrew Stern, or the estate of any of the foregoing Persons, or The Sands Family Foundation, Inc., (b) trusts which are for the benefit of any combination of the Persons described in clause (a), or any trust for the benefit of any such trust, or (c) partnerships, limited liability companies or any other entities which are controlled by any combination of the Persons described in clause (a), the estate of any such Persons, a trust referred to in the foregoing clause (b), or an entity that satisfies the conditions of this clause (c).

“Permitted Purpose” has the meaning set forth in Section 2.12(a).

“Person” means any natural person, firm, partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

“Piedras Negras Plant” means that certain brewery owned and operated by the Company and located in Piedras Negras, Coahuila, Mexico.

“Procurement and Logistics Transition Services” has the meaning set forth in Section 2.01(b).

“Product” has the meaning in the Interim Supply Agreement.

“Prohibited Owner” means Carlsberg Breweries A/S, Heineken Holding NV, SABMiller plc, Molson Coors Brewing Company, Miller Coors LLC, any of their respective controlled Affiliates and any successor of any of the foregoing, or any Person (other than a Subsidiary of Purchaser or a Permitted Holder) owning, distributing or brewing Beer brands of which 275 million Cases (as such term is defined in Section 1.1 of the Sublicense Agreement) or more were sold in the Territory during the calendar year ended immediately prior to the determination of whether such Person is a Prohibited Owner.

“Purchaser” has the meaning set forth in the preamble to this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Section 5.02.

“Receiving Party” has the meaning set forth in Section 2.12(a).

“Sales Taxes” has the meaning set forth in Section 3.06(a).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Service Coordinator” has the meaning set forth in Section 2.08.

“Services” has the meaning set forth in Section 2.01(e).

“Services Licensee” has the meaning set forth in Section 2.11(a).

“Settlement Date” has the meaning set forth in the GM Agreement.

“Stock Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“Sublicense Agreement” means that certain Amended and Restated Sub-license Agreement dated as of the date hereof by and between Constellation Beers Ltd. and Marcas Modelo, S. de R.L. de C.V.

“Subsidiary” means, with respect to any Person, a corporation, partnership, joint venture, limited liability company, trust, estate or other Person of which (or in which), directly or indirectly, more than fifty percent (50%) of (i) the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions of such entity (irrespective of whether at the time capital stock of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency), (ii) the interest in the capital or profits of such partnership, joint venture or limited liability company or other Person or (iii) the beneficial interest in such trust or estate is at the time owned by such first Person, or by such first Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Supply Services” has the meaning set forth in Section 2.01(e).

“Taxes” means (i) all Mexican federal, state or local or foreign taxes, fees, assessments, levies or other governmental charges, or any liability for any of the foregoing together with all interest, penalties and additions imposed by any Governmental Authority.

“Territory” has the meaning assigned to that term in Section 1.1 of the Sublicense Agreement.

“Third Party” means any Person that is neither a Party nor an Affiliate of a Party.

“Third-Party Contract” has the meaning set forth in Section 2.03.

“Third-Party Service Provider” has the meaning set forth in Section 2.03.

“Transferred Data” shall mean the data generated by the Company in connection with the operation of the business of the Company and managed and maintained by Grupo Modelo on behalf of the Company or Servicios.

“Voting Stock” means (i) with respect to a corporation, the stock of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect or appoint at least a majority of the board of directors or trustees of such corporation (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency) and (ii) with respect to a partnership, limited liability company or business entity other than a corporation, the equity interests thereof.

“Yeast” has the meaning assigned to that term in Section 1.1 of the Sublicense Agreement.

Section 1.02 Other Definitional Provisions. Unless the express context otherwise requires:

(a) the word “day” means calendar day;

(b) the words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;

(c) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(d) the terms “Dollars” and “$” mean United States Dollars;

(e) references herein to a specific Section, Subsection or Schedule shall refer, respectively, to Sections, Subsections or Schedules of this Agreement;

(f) wherever the word “include”, “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;

(g) references herein to any gender include the other gender;

(h) references in this Agreement to the “United States” mean the United States of America and its territories and possessions;

(i) references in this Agreement to the “Mexico” mean Mexico and its territories and possessions;

(j) the word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends and such phrase shall not mean simply “if”; and

(k) except as otherwise specifically provided in this Agreement, any agreement, instrument or statute defined or referred to herein means such agreement, instrument or statute as from time to time amended, supplemented or modified, including (i) (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and (ii) all attachments thereto and instruments incorporated therein.

ARTICLE II

SERVICES

Section 2.01 Provision of Services. Subject to the terms and conditions of this Agreement, Seller shall provide, or cause to be provided, to Purchaser for the benefit of the Company and for the Piedras Negras Plant, Servicios:

(a) consulting services with respect to the management of the Piedras Negras Plant (the “Brewery Operations Services”);

(b) consulting services in logistical matters, materials resource planning and advisory services on procurement matters in connection with the transitioning of the operations of the Piedras Negras Plant (together, the “Procurement and Logistics Transition Services”);

(c) general administrative services currently provided at the Piedras Negras Plant or to Servicios, including information technology (IT Service), finance and regulatory compliance, services related to the testing of products and packaging in Crown’s current development pipeline as of the date of the Stock Purchase Agreement at Grupo Modelo’s Mexico City test brewery, human resources and promotional, retail and licensing services performed by GModelo Corporation as of the date of the Stock Purchase Agreement (it being agreed and understood Purchaser that shall use its reasonable best efforts, with the cooperation of Seller, to identify and engage a Third Party to perform such promotional, retail and licensing services (or perform such services itself) as soon as practicable after the date hereof) (collectively, the “Other G&A Services”);

(d) services relating to the Brewery Expansion Plan as more fully set forth on Schedule 2.01(d) (the “Brewery Expansion Services”); and

(e) the supply of aluminum cans, glass, malt, crowns and caps, hops, corn starch, can lids, Cartons and Yeast (the “Supply Services”, and, together with the Brewery Operations Services, the Other G&A Services, the Procurement and Logistics Transition Services and the Brewery Expansion Services, the “Services”);

provided, however, that under no circumstances shall the Services include services related to or connected with (i) capital expenditures (other than the consulting service required to be provided in connection with the Brewery Expansion Services), (ii) innovation (such services in clauses (i) and (ii), together, the “Excluded Services”) and (iii) supply (other than with respect to Supply Services); provided, further, that other than with respect to the Brewery Expansion Services, the scope of the foregoing Services shall not be required to be greater than the scope of the services that were provided by any Grupo Modelo Entity to the Company in the ordinary course of business during the 12 months immediately prior to the Settlement Date, but such scope shall be at least equal to the scope of the services that were provided by any Grupo Modelo Entity to the Company in the ordinary course of business during the 12 months immediately prior to the Settlement Date. Notwithstanding anything to the contrary, under no circumstances shall Seller have the authority to make any decisions with respect to the operation and expansion of the Piedras Negras Plant or the Company.

Section 2.02 Additional Necessary Services. Seller agrees to provide any additional services other than the Excluded Services for the operation of the Company, upon Purchaser’s reasonable request and at a price to be agreed upon after good faith negotiations between the Parties; provided, that the scope of any such additional services shall be no greater than the services that were provided by any Grupo Modelo Entity to the Company in the ordinary course of business during the 12 months immediately prior to the Settlement Date. Any such additional necessary services so provided by Seller shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement.

Section 2.03 Third-Party Service Providers. Seller may satisfy its obligation to provide the applicable Services hereunder by causing (a) one or more of its Affiliates that is reasonably capable of performing the Services, to provide such Services or by subcontracting any of such Services or any portion thereof to such Affiliates (and Seller hereby fully and unconditionally guarantees the due and punctual performance of the Services by any such Affiliate), or (b) procuring any of such Services or portion thereof, from any Third Party (such a Third Party, a “Third-Party Service Provider”) that is reasonably capable, in Purchaser’s reasonable judgment, of performing the Services (provided that Bain Consulting, LLC and Accenture shall be deemed to be reasonably capable in Purchaser’s reasonable judgment for purposes of this Section 2.03(b)); provided; however, notwithstanding the foregoing, Seller may not subcontract, or otherwise delegate its obligations to provide Services hereunder to any Third Party (other than an Affiliate of Seller) without the express written consent of Purchaser (with such consent not to be unreasonably conditioned, withheld or delayed). Seller shall use commercially reasonable efforts to enforce the provisions of any Contract with a Third-Party Service Provider (a “Third-Party Contract”) that is related to the Services provided for Purchaser’s and the Company’s benefit and upon Purchaser’s or the Company’s written request describing the default of the Third-Party Service Provider and supporting the demand of performance, compensation or indemnity, Seller shall use commercially reasonable efforts to pursue any required performance, warranty or indemnity under any Third-Party Contract on Purchaser’s or the Company’s behalf. Purchaser shall reimburse Seller for all Out-of-Pocket Costs incurred by Seller in connection with pursuing any such performance, warranty or indemnity on behalf of Purchaser. The above is without prejudice to any of Seller’s or Purchaser’s rights against the Third-Party Service Provider as a result of any Pass Through Warranty.

Section 2.04 Transitional Nature of Services. The Parties acknowledge the transitional nature of the Services. Accordingly, subject to Article VI, as promptly as practicable following the execution of this Agreement, Purchaser agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternative Services from Third Parties on or prior to the following transition dates for each of the Services:

(a) with respect to Brewery Operations Services, the date that is six months from the date of this Agreement,

(b) with respect to Other G&A Services, the date that is 24 months from the date of this Agreement; provided, however, that at Purchaser’s option, the provision of Other G&A Services pursuant to this Agreement may be extended to the date that is 36 months from the date of this Agreement;

(c) with respect to Procurement and Logistics Transition Services, the date that is 36 months from the date of this Agreement; provided, however, that, with respect to the materials resource planning services provided pursuant to Section 2.01(b), if the Company has been unable to obtain and install its own materials resource planning IT System prior to the date that is six months from the date of this Agreement, such services shall continue to be provided pursuant to this Agreement until the earlier of (i) the date on which the Company has obtained and fully installed such system and (ii) the date that is 36 months from the date of this Agreement;

(d) with respect to Brewery Expansion Services, the date that is 36 months from the date of this Agreement, provided that Purchaser shall use commercially reasonable efforts to meet each of the Target Completion Dates for the applicable Brewery Expansion Plan Milestone as set forth on Schedule 2.01(d); and

(e) with respect to each Supply Service, the date that is 36 months from the date of this Agreement.

It is agreed that, although Purchaser has agreed to use its commercially reasonable efforts as set forth herein, Seller shall have no right to receive damages or terminate this Agreement arising out of any claim that Purchaser failed to use such efforts; provided that in no case shall Seller be required to provide any particular Services beyond the latest date for such particular Service as set forth in this Section 2.04. Without limiting the foregoing, Purchaser and Seller agree to cooperate in good faith to negotiate an agreement with the current supplier of Cartons, Gondi, S.A. de C.V., to supply Cartons directly to the Company on terms independent of any supply to Grupo Modelo and its subsidiaries.

Section 2.05 Exception to Obligation to Provide Services and Cooperation on Third Party Contracts. Should (a) the provision of a Service by Seller violate, increase or constitute a breach of Seller’s obligations under any Law or any Contract to which Seller or any of its Affiliates is subject, or (b) any Contract or arrangement with any Third Party pursuant to which the Company received goods and services during the 12 months immediately prior to the Closing (a “Prior Contract”), due to the Closing (i) be terminated by a party to such Prior Contract (other than the Company), (ii) entitle a party to such Prior Contract (other than the Company) to increase, and such party does increase, the cost or obligation of, or reduce the benefit to, the Company under such Prior Contract, or (iii) result in the inability of the Company to obtain after the Closing Date, goods or services that are the subject of the Prior Contract, for a cost that is consistent with the cost the Company was required to incur prior to the Closing, then the Parties shall each use their respective reasonable best efforts to obtain (or cause to be obtained) all consents, agreements, waivers and licenses necessary for any such Service or such goods or services to be provided to the Company (it being understood that such reasonable best efforts, with respect to Purchaser, include, to the extent appropriate, attempting to obtain a consent, agreement, waiver or license from an existing Third-Party service provider of Purchaser), such that the Company will be able to operate in the same or better manner as it was operated during the 12 months immediately prior to the Settlement Date, provided that such requirement shall not be deemed to be a guaranty of any particular result. If any such consents, agreements, waivers and licenses cannot be obtained and Purchaser has not entered into a Contract for the provision of (1) all or a part of such Service with a Third-Party Service Provider on terms consistent with the terms of the applicable Prior Contract or (2) such goods or services, or a functional equivalent of either on consistent terms and conditions (including price and quality), then the Parties shall use their reasonable best efforts to arrange for alternative methods of delivering any goods or services such that the Company will be able to operate in the same or better manner as it was operated during the [****], provided that such requirement shall not be deemed to be a guaranty of any particular result. [****] The Parties shall continue to use their reasonable best efforts to obtain all consents, agreements, waivers or licenses (it being understood that such reasonable best efforts, with respect to Purchaser, includes, to the extent appropriate, attempting to obtain a consent, agreement, waiver or license from an existing Third-Party service provider of Purchaser), until they have been obtained or the parties have undertaken an alternative method of delivering any goods or services such that the Company will be able to operate in the same or better manner as it was operated during the 12 months immediately prior to the Settlement Date, as set forth in this Agreement.

[****]

Nothing in this Agreement, including this Section 2.05, is intended to, or shall, constitute a waiver or modification of the rights of ABI or the Buyer Parties under Sections 5.13 and 5.14 of the Stock Purchase Agreement.

Section 2.06 Duration of Services. Subject to Article VI, each of the Services shall be provided commencing from and after the Closing Date, unless a different date is specified as the commencement date on a Schedule hereto, and shall continue for the period set forth in Section 2.04 (with respect to a particular Service, the “Service Term”). For example, Purchaser

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

may enter into a contract with a Third Party for the supply of Cartons and thereby terminate the Supply Service regarding the supply of Cartons hereunder; provided, however¸ that in the event of any such termination, all Supply Services, other than the Supply Service regarding the supply of Cartons and any other Supply Service that had been previously terminated in accordance with the terms of this Agreement, shall continue.

Section 2.07 Standard of Services.

(a) Except as otherwise agreed in writing between the Parties after the date of this Agreement and subject to Section 2.03, Seller shall provide the Services, or cause the Services to be provided, at a level of quality similar in all material respects to the manner in which the Services were performed and with the same standard of care as provided, in each such case, in connection with the operation of the Company and the Piedras Negras Plant during the 12 months immediately prior to the Settlement Date, such that the Piedras Negras Plant will continue to be operated in the same or better manner as it was operated during the 12 months immediately prior to the Settlement Date, provided that such performance standard shall not be deemed to be a guaranty of any particular result (the “Performance Standard”), provided further that the foregoing shall not modify, limit or amend Seller’s obligation to provide the requirements of aluminum cans, glass, malt, crowns and caps, hops, corn starch, can lids, Cartons and Yeast , in accordance with Schedule 3.02(a)(i) of this Agreement. Under no circumstance shall Seller be obligated to meet any key performance indicators or other similar metrics; provided that Seller shall use commercially reasonable efforts to meet each of the Target Completion Dates for the applicable Brewery Expansion Plan Milestone as set forth on Schedule 2.01(d), it being agreed that although Seller has agreed to use such commercially reasonable efforts, Purchaser shall have no right to receive damages, equitable relief or terminate this Agreement arising out of any claim that Seller failed to use such efforts or any failure to meet any Brewery Expansion Plan Milestone.

(b) Notwithstanding anything to the contrary in this Agreement, in no event shall Seller or any of its Affiliates be liable for any Liability related to, arising out of or connected with any Services provided by a Third-Party Service Provider, other than in connection with a Knowing and Intentional act or omission by Seller or any of its Affiliates (including any Knowing and Intentional breach by Seller of its obligation to use commercially reasonable efforts to enforce any Third-Party Contract as set forth in Section 2.03). Purchaser acknowledges and agrees that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties and that all Services are provided by Seller and any of its Affiliates as an independent contractor.

(c) Seller warrants and covenants that all Services to be performed by Seller shall be performed in compliance with all applicable laws, rules and regulations, including all laws, rules and regulations relating to alcoholic beverages.

Section 2.08 Service Coordinators. Each Party hereby appoints as of the date hereof the representative set forth on Schedule 2.08 attached hereto (each such representative, a “Service Coordinator”), who shall be responsible for coordinating and managing the provision and receipt of the applicable Services and shall have authority to act on the applicable Party’s behalf with respect to matters relating to this Agreement (unless and until a replacement representative is designated by the applicable party hereto by advance written notice to the other party hereto in accordance with Section 7.02).

Section 2.09 Cooperation. Purchaser shall, and shall cause its Affiliates to, use its commercially reasonable efforts to (a) cooperate with Seller and any Third-Party Service Provider with respect to the provision of any Service and (b) enable Seller and any Third-Party Service Provider (as the case may be) to provide the Services in accordance with this Agreement. Notwithstanding anything to the contrary, none of Purchaser, its Affiliates or any of its representatives shall take any action or omit to take any action that would interfere with or increase the cost or expense of Seller or any Third-Party Service Provider.

Section 2.10 Access. Purchaser shall (a) make available on a timely basis such information and materials as are reasonably requested by Seller or any Third-Party Service Provider to enable such Person to provide the Services and (b) provide to Seller or Third-Party Service Provider reasonable access to its premises and facilities during normal business hours and the equipment, systems, software and networks located therein, to the extent necessary for the purpose of providing the Services. Seller shall make available on a timely basis such information and materials as are reasonably requested by Purchaser in order to facilitate the receipt of Services.

Section 2.11 Ownership of Intellectual Property.

(a) Except as otherwise expressly provided in this Agreement or in any other Transaction Agreement, Seller, Purchaser, any Third-Party Service Provider and the respective Affiliates of each such Person shall retain all right, title and interest in and to their respective Intellectual Property and any and all improvements, modifications and derivative works thereof. No license or right, express or implied, is granted under this Agreement by Seller, Purchaser, any Third-Party Service Provider and the respective Affiliates of each such Person in or to their respective Intellectual Property, except that, solely to the extent required for the provision or receipt of the Services (as the case may be) in accordance with this Agreement, each of Seller and Purchaser, for itself and on behalf of the respective Affiliates thereof, hereby grants to the other (and the respective Affiliates thereof) a non-exclusive, revocable license during the term of this Agreement to such Intellectual Property that is provided by the granting Party to the other Party (“Services Licensee”) in connection with this Agreement, but only to the extent and for the duration necessary for the Services Licensee to provide or receive the applicable Service as permitted by this Agreement (it being understood that such a license shall terminate or shall be deemed terminated immediately upon the expiration of the term hereof or earlier as provided in Article VI and is subject to any licenses granted by other Persons with respect to Intellectual Property not owned by Seller, Purchaser or the respective Affiliates of such Person).

(b) Subject to the limited license granted in Section 2.11(a), in the event that any Intellectual Property is created by Seller or a Third-Party Service Provider in the provision of any Services, all right, title and interest throughout the world in and to all such Intellectual Property shall vest solely in such Person unconditionally and immediately upon such Intellectual Property having been developed, written or produced, unless the applicable parties otherwise agree in writing; provided, however, that any Intellectual Property specifically developed or commissioned for the benefit of Purchaser or the Company by Seller or a Third-Party Service

Provider shall be owned by and become the sole property of Purchaser or the Company, as applicable.

(c) Except as otherwise expressly provided in this Agreement or in any other Transaction Agreement, (i) no Party (or any of its Affiliates) shall have by virtue of this Agreement any licenses with respect to any Intellectual Property (including software), hardware or facility of the other Party and (ii) Purchaser shall not have by virtue of this Agreement any licenses with respect to any Intellectual Property (including software) of any Third-Party Service Provider not granted to Purchaser pursuant to Section 2.11(b). All rights and licenses not expressly granted in this Agreement or in any other Transaction Agreement are expressly reserved by the relevant Party. Each Party shall from time to time execute any documents and take any other actions reasonably requested by the other Party to effectuate the intent of this Section 2.11.

Section 2.12 Confidentiality.

(a) During the term of this Agreement and thereafter, the Parties shall, and shall instruct their respective representatives to, maintain in confidence and not disclose the other Party’s financial, technical, sales, marketing, development, personnel, and other information, records, or data, including, without limitation, customer lists, supplier lists, trade secrets, designs, product formulations, product specifications or any other proprietary or confidential information, however recorded or preserved, whether written or oral (any such information, “Confidential Information”). Each Party shall use the same degree of care, but no less than reasonable care, to protect the other Party’s Confidential Information as it uses to protect its own Confidential Information of like nature. Unless otherwise authorized in any Contract between the Parties, any Party receiving any Confidential Information of the other Party (the “Receiving Party”) may use Confidential Information only for the purposes of fulfilling its obligations under this Agreement (the “Permitted Purpose”). Any Receiving Party may disclose such Confidential Information only to its Representatives who have a need to know such information for the Permitted Purpose and who have been advised of the terms of this Section 2.12 and the Receiving Party shall be liable for any breach of these confidentiality provisions by such Persons; provided, however, that any Receiving Party may disclose such Confidential Information to the extent such Confidential Information is required to be disclosed by a Governmental Order, in which case the Receiving Party shall promptly notify, to the extent possible, the disclosing party (the “Disclosing Party”), and take all reasonable steps requested by the Disclosing Party and at the sole cost and expense of the Disclosing Party to assist in contesting such Governmental Order or in protecting the Disclosing Party’s rights prior to disclosure, and in which case the Receiving Party shall only disclose such Confidential Information that it is advised by its outside legal counsel in writing that it is legally bound to disclose under such Governmental Order.

(b) Notwithstanding the foregoing, “Confidential Information” shall not include any information that the Receiving Party can demonstrate: (i) was publicly known at the time of disclosure to it, or has become publicly known through no act of the Receiving Party or its Representatives in breach of this Section 2.12; (ii) was rightfully received from a Third Party without a duty of confidentiality or (iii) was developed by it independently without any reliance on the Confidential Information.

(c) Upon demand by the Disclosing Party at any time, or upon expiration or termination of this Agreement with respect to any Service, the Receiving Party agrees promptly to return or destroy, at the Disclosing Party’s option, all Confidential Information. If such Confidential Information is destroyed, an authorized officer of the Receiving Party shall certify to such destruction in writing.

(d) The Parties agree that the Confidential Information of the Company relating to pricing or sales is competitively sensitive, and Seller shall establish, implement and maintain procedures and take such other steps that are reasonably necessary to prevent any disclosure of such information to its employees and those of its Affiliates who have direct responsibility for marketing, distributing or selling Beer (other than the Products) in the United States.

Section 2.13 Records. Seller shall use commercially reasonable efforts to create and maintain full and accurate books and records in connection with its provision of the Services, and, upon reasonable advance notice from Purchaser or the Company, shall make available for inspection and copy by such party’s representatives and agents such books and records during reasonable business hours. Seller may, but shall not be required to, maintain records under this Agreement following the termination of this Agreement.

Section 2.14 Inamex Equipment. On or as soon as practicable after the date hereof, (i) Seller, at no cost to Purchaser and on an “as is”, “where is” and “with all faults” basis only, shall assign, transfer and convey, or shall otherwise cause the assignment, transfer and conveyance of, all right, title and interest in and to the Inamex Equipment to Purchaser or its Affiliate and (ii) Purchaser or its Affiliate shall accept from Seller such right, title and interest in and to the Inamex Equipment. Each of Seller and Purchaser shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably required in order to assign, transfer and convey the Inamex Equipment in accordance with this Section 2.14.

ARTICLE III

COMPENSATION

Section 3.01 Responsibility for Wages and Fees. For such time as any employees of Seller or any of its Affiliates are providing the Services to Purchaser under this Agreement, (a) such employees will remain employees of Seller or such Affiliate, as applicable, and shall not be deemed to be employees of Purchaser for any purpose, and (b) Seller or such Affiliate, as applicable, shall be solely responsible for the payment and provision of all wages, bonuses and commissions, employee benefits, including severance and worker’s compensation, and the withholding and payment of applicable Taxes relating to such employment.

Section 3.02 Terms of Payment and Related Matters. Unless otherwise specified herein or in any Schedule hereto:

(a) As consideration for provision of the Services, Purchaser shall pay Seller (i) for the Supply Services, on the terms and conditions set forth in Schedule 3.02(a)(i), and (ii)

for all other services listed in Section 2.01, on the terms and conditions set forth in Schedule 3.02(a)(ii). In addition, in the event that Seller or any of Seller’s Affiliates (other than a Third-Party Service Provider) or any Third-Party Service Provider (other than an Affiliate of Seller) incurs reasonable and documented actual out-of-pocket expenses (without markup) in the provision of any Service, including, license fees and payments to Third-Party Service Providers or subcontractors, any of Seller’s Affiliates (other than a Third-Party Services Provider) or any Third-Party Service Provider (other than an Affiliate of Seller) (such included expenses, collectively, “Out-of-Pocket Costs”), Purchaser shall reimburse Seller or Third-Party Service Provider (as the case may be) for all Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 3.02(b). Notwithstanding anything set forth in this Agreement, Purchaser shall not be obligated to pay Seller any internally allocated costs of Seller, including wages, overhead or similar costs in respect of the Services. Furthermore, Seller may direct Purchaser in writing to make any payments of Out-of-Pocket Costs or Pass-Through Charges, directly to Third Parties.

(b)

(i) Seller shall provide Purchaser, in accordance with Section 7.02 of this Agreement, with monthly invoices (“Invoices”), which shall set forth in reasonable detail, with such supporting documentation as Purchaser may reasonably request with respect to Out-of-Pocket Costs and amounts payable under this Agreement; and

(ii) payments pursuant to this Agreement shall be made within 30 Business Days after the date of receipt of an Invoice by Purchaser from Seller.

(c) Migration and Migration Services. Purchaser and Seller shall, at the sole expense of Purchaser, promptly and cooperatively develop and implement a separation and related migration plan, including addressing all reasonable concerns by Seller regarding the transfer of data, including privacy, destruction or damage to data (collectively, the “Migration Plan”) in order to achieve a Migration of the Transferred Data. Purchaser shall manage the development of the Migration Plan and the Migration pursuant to the Migration Plan and the Parties shall reasonably agree to a work plan for any such migration. Seller shall, at Purchaser’s request and sole expense (which shall include the proportional salary and benefit expenses associated with Seller’s employees but not other overhead), reasonably collaborate with Purchaser and provide Purchaser with assistance reasonably requested by Purchaser in connection with the development and implementation of the Migration Plan, it being understood that Seller shall not be obligated to take or to permit any action which reasonably threatens the integrity of the data of Seller or its Affiliates or the operation of its or its Affiliates’ businesses. Purchaser shall consider in good faith Seller’s comments to the Migration Plan. The Service Coordinators shall represent their principals in all matters associated with the Migration.

Section 3.03 Extension of Services. The Parties agree that neither Seller nor any Third-Party Service Provider shall be obligated to perform any Service upon the expiration of the applicable Service Term.

Section 3.04 Terminated Services. Upon termination or expiration of any or all Services pursuant to this Agreement, or upon the termination of this Agreement in its entirety, Seller shall have no further obligation to provide the applicable terminated Services and Purchaser will have no obligation to pay any future compensation or Out-of-Pocket Costs relating to such Services (other than for or in respect of (i) Services already provided in accordance with the terms of this Agreement and received by Purchaser prior to such termination and (ii) with respect to aluminum cans, glass, malt, crowns and caps, hops, can lids, Yeast, Cartons and corn starch that have, as of the termination of this Agreement, been shipped to the Company but have not delivered in its entirety in connection with the provision of the Supply Services).

Section 3.05 Invoice Disputes. In the event of an Invoice dispute, Purchaser shall use commercially reasonable efforts to deliver a written statement to Seller no later than seven (7) Business Days prior to the date payment is due on the disputed Invoice listing all disputed items and providing a reasonably detailed description of each disputed item. Amounts not so disputed shall be deemed accepted and shall be paid, notwithstanding disputes on other items, within the period set forth in Section 3.02(b) (unless otherwise specified herein or in a schedule hereto); provided that nothing in this Section 3.05 shall prevent Purchaser from (a) disputing any Invoice that includes an incorrectly calculated fee or charge, for a period of one year after such Invoice was paid by Purchaser, or (b) prevent Purchaser from obtaining the rights set forth in Section 3.06 below. The Parties shall seek to resolve all such disputes expeditiously and in good faith. Seller shall continue performing the Services in accordance with this Agreement pending resolution of any dispute.

Section 3.06 Audits. Seller shall make and keep books, records, receipts, work-papers, invoices and other information containing complete and accurate, data and other such particulars as may be reasonably necessary to verify all amounts charged to Purchaser under this Agreement, including all fees, Out-of-Pocket Costs, Pass-Through Charges and the prices, components and calculations thereof charged to Purchaser for Supply Services (including all Year 1 Base Prices for aluminum cans, glass, malt, crowns and caps, hops and corn starch and prices for can lids, Cartons and Yeast). Purchaser shall have the right to audit, or cause its representatives to audit, books, records, receipts, work-papers, invoices and other information during the term of this Agreement and for one (1) year thereafter, such audit to be conducted on reasonable advance notice and during normal business hours; provided that if the disclosure of any information would cause Seller to violate applicable Law, the terms of any confidentiality agreement or the confidentiality provision in any Contract, or impact any privilege, including the attorney/client privilege, Seller and Purchaser shall cooperate in good faith and take all such reasonable actions as are necessary to ensure that Purchaser is able to verify all amounts charged to Purchaser under this Agreement, including all fees, Out-of-Pocket Costs, Pass-Through Charges and the prices, components and calculations thereof charged to Purchaser for Supply Services (including all Year 1 Base Prices for aluminum cans, glass, malt, crowns and caps, hops and corn starch and prices for can lids, Cartons and Yeast). In the event that such audit reveals a discrepancy in the amounts paid by Purchaser to Seller from what was actually required to be paid, Seller shall refund Purchaser such overpayment, or Purchaser shall reimburse Seller for such underpayment, as applicable. In the event that Purchaser’s overpayment is in excess of five percent (5%) of the amount Purchaser was required to pay Seller, Seller shall also reimburse Purchaser for the cost of such audit. Seller shall respond in writing to Purchaser regarding any items of noncompliance identified by Purchaser during such inspections or audits within seven (7) days of Purchaser’s notice thereof and shall use its reasonable best efforts to remedy any such items of noncompliance within fifteen (15) days of notice thereof.

Section 3.07 Taxes.

(a) Purchaser shall be responsible for all sales, transfer, goods or services Tax, value added Tax, or similar gross-receipts-based Tax (including any such Taxes that are required to be withheld), imposed against or on services provided (“Sales Taxes”) by Seller, an Affiliate of Seller, or Third-Party Service Provider. Notwithstanding any provision to the contrary, all consideration paid under this Agreement is exclusive of Sales Taxes.

(b) Purchaser shall be entitled to deduct and withhold Taxes required by any applicable Law to be withheld on payments made pursuant to this Agreement. To the extent any amounts are so withheld, Purchaser shall promptly provide to such Seller, Affiliate of Seller, or Third-Party Service Provider evidence of such payment to such Governmental Authority. Seller, an Affiliate of Seller, or Third-Party Service Provider shall, prior to the date of any payment to be made pursuant to this Agreement, at the request of Purchaser, make commercially reasonable efforts to provide such Seller, Affiliate of Seller, or Third-Party Service Provider any certificate or other documentary evidence (x) required by Law or (y) which such Seller, Affiliate of Seller, or Third-Party Service Provider is entitled by Law to provide in order to reduce the amount of any Taxes that may be deducted or withheld from such payment and Purchaser agrees to accept and act in reliance on any such duly and properly executed certificate or other applicable documentary evidence.

Section 3.08 Other Matters.

(a) Notwithstanding anything herein to the contrary, Seller shall have no obligation to hire, assign or retain any employees, agents, contractors or other personnel in connection with this Agreement or the Services hereunder, other than as expressly set forth in Schedule 3.02(a)(ii).

(b) Seller warrants that the aluminum cans, glass, malt, crowns and caps, hops, corn starch, can lids, Cartons and Yeast supplied to Purchaser pursuant to the Supply Services, that are manufactured by Seller or an Affiliate of Seller, shall be merchantable at the time of delivery to Purchaser and shall permit Purchaser and its Affiliates to comply with their obligations under the Sublicense Agreement. With respect to aluminum cans, glass, malt, crowns and caps, hops, corn starch, can lids, Cartons and Yeast supplied to Purchaser pursuant to the Supply Services that are manufactured by a Third Party, Seller or its applicable Affiliate shall pass through to Purchaser or its applicable Affiliate all warranties provided by such Third Party with respect to such product (the “Pass Through Warranty”).

ARTICLE IV

[RESERVED]

ARTICLE V

LIMITED LIABILITY AND INDEMNIFICATION

Section 5.01 Limitation on Liability. In no event shall Seller have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including (i) loss of future revenue or income, (ii) loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement (the losses specified in clauses (i) and (ii) of this Section 5.01, collectively, “Lost Profits”), or (iii) diminution of value or any damages based on any type of multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault (such damages, collectively, “Consequential Damages”); provided, however, that the foregoing limitation on the Seller’s liability for reasonably foreseeable Lost Profits shall not apply (provided that, for the avoidance of doubt, the foregoing limitation on Consequential Damages other than reasonably foreseeable Lost Profits shall nevertheless apply) to the extent Seller’s liability relates to, arises out of or results from the failure to timely supply Yeast, cans, malt and glass in such quantities and of such quality as required by the terms of this Agreement. Notwithstanding anything herein to the contrary, Seller’s aggregate liability under this Agreement, to the extent such liability relates to, arises out of or results from the failure to timely supply Yeast, cans, malt and glass in such quantities and of such quality as required by the terms of this Agreement, shall not exceed $250,000,000.00. In addition, the limitation on Consequential Damages set forth above shall not apply to any such damages awarded and paid to a third party.

Section 5.02 Indemnification. Subject to the limitations set forth in Section 5.01, Seller shall indemnify, defend and hold harmless Purchaser and its Affiliates and each of their respective Representatives (collectively, the “Purchaser Indemnified Parties”) from and against any and all Losses of Purchaser Indemnified Parties relating to, arising out of or resulting from the gross negligence or willful misconduct of Seller or its Affiliates or any Third Party that provides a Service to Purchaser pursuant to Section 2.03 in connection with the provision of, or failure to provide, any Services to Purchaser.

Section 5.03 No Duplicative Indemnification. No Party may obtain duplicative indemnification or other recovery for Losses and recoveries under one or more provisions of this Agreement, the Stock Purchase Agreement, and the Membership Interest Purchase Agreement, the Sublicense Agreement or any other agreement ancillary thereto. In no event shall any indemnification or other recovery for Losses hereunder be aggregated with, or otherwise subject to, any of the indemnification limits or conditions set forth in Article VII of the Stock Purchase Agreement.

Section 5.04 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, SELLER (a) MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, WITH RESPECT TO THE MATERIALS AND SERVICES PROVIDED HEREUNDER, AND ALL SUCH MATERIALS AND SERVICES ARE PROVIDED “AS IS,” AND (b) DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, NON-INFRINGEMENT OR FITNESS FOR A PARTICULAR PURPOSE, WHICH ARE SPECIFICALLY DISCLAIMED.

ARTICLE VI

TERMINATION

Section 6.01 Termination of Agreement. Subject to Section 6.03, this Agreement shall terminate in its entirety on the third anniversary of the Closing Date or earlier (a) by mutual written consent of the Parties, (b) upon the occurrence of a Change of Control, (c) by Purchaser at any time upon providing written notice of termination to Seller or (d) by Seller upon any assignment of all, but not less than all, rights, powers, privileges, duties or obligations under the Sublicense Agreement, other than any assignment to an Affiliate of Purchaser; provided that any payment obligations of Purchaser shall survive such termination, and the parties obligations’ under the last sentence of Section 2.11, Section 2.12, Section 3.04, Article V, Article VI and Article VII shall survive such termination.

Section 6.02 Force Majeure. The obligations of Seller and any Third-Party Service Provider under this Agreement with respect to any Service shall be suspended during the period and to the extent that Seller or Third-Party Service Provider is prevented or materially hindered from providing such Service, or Purchaser is prevented or materially hindered from receiving such Service, due to any of the following causes beyond such Persons reasonable control (such causes, “Force Majeure Events”): (a) acts of God, (b) flood, fire or explosion, (c) war, invasion, riot or other civil unrest, (d) Governmental Order or Law, (e) actions, embargoes or blockades in effect on or after the date of this Agreement, (f) action by any Governmental Authority, (g) national or regional emergency, (h) strikes, labor stoppages or slowdowns or other industrial disturbances, (i) shortage of adequate power or transportation facilities, (j) adverse weather conditions or (k) any other event which is beyond the reasonable control of such party. The Person suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other party stating the date and extent of such suspension and the cause thereof, and Seller or Third-Party Service Provider (as the case may be) shall resume the performance of such Persons obligations as soon as reasonably practicable after the Force Majeure Event ends. None of Purchaser, Seller or any Third-Party Service Provider shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. From and during the occurrence of a Force Majeure Event, Seller and any Third-Party Service Provider (as applicable) may, but shall not be under any obligation to replace the affected Services.

Section 6.03 Effects of Termination; Survival. Nothing in this Article VI will relieve any Party from its liability for any breach or violation of this Agreement prior to any termination hereof. The provisions of any payment obligations of Purchaser shall survive such termination, and the Parties’ obligations under the last sentence of Section 2.11, Section 2.12, Section 3.04, Article V, Article VI and Article VII shall survive such termination.

Section 6.04 Return of Information. If this Agreement or a particular Service is terminated, upon request, each Party shall promptly return to the other Party all information furnished by such other party in connection with each terminated Service (including all copies or materials developed from such information, if any, thereof), except to the extent the Parties are required or permitted to retain pursuant to applicable Law.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01 Treatment of Confidential Information. To the extent not inconsistent with Section 2.12, all information disclosed pursuant to this Agreement by either Party or to which either Party or its Affiliates or its or their representatives otherwise has access as a result of this Agreement or the performance of the Services shall be subject in all respects to Section 9.1 of the Stock Purchase Agreement.

Section 7.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt), (b) when received by the addressee if sent by a nationally recognized overnight courier (return receipt requested), (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient or on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid to the respective Parties at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 7.02):

If to Seller:

Anheuser-Busch InBev SA/NV

Brouwerijplein 1

Leuven 3000

Belgium

Attention:       Chief Legal Officer & Company Secretary

Telephone: +32 16 276942

Fax: +32 16 506699

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:       George J. Sampas

                        Krishna Veeraraghavan

Telephone:     +1-212-558-4000

Facsimile:       +1-212-558-3588

If to Purchaser:

Constellation Brands, Inc.

207 High Point Drive, Building 100

Victor, New York 14564

Attention: General Counsel

Telephone: +1 (585) 678-7266

Facsimile: +1 (585) 678-7103

with a copy to (which shall not constitute notice):

Nixon Peabody LLP

1300 Clinton Square

Rochester, NY

Attention: James O. Bourdeau

Telephone: +1 (585) 263-1000

Facsimile: +1 (585) 263-1600

Section 7.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. Nothing in this Section 7.03 shall affect a Party’s right to terminate this Agreement pursuant to Article VI.

Section 7.04 Entire Agreement. Except as expressly set forth herein, this Agreement (and the Schedules attached hereto), the Stock Purchase Agreement, the MIPA Agreement and the Sublicense Agreement, constitute the entire understanding of the Parties with respect to the transactions contemplated hereby, and supersede all prior and contemporaneous agreements and understandings, written and oral, among the Parties hereto with respect to the subject matter hereof. To the extent there is a conflict between this Agreement and the Stock Purchase Agreement, the terms of the Stock Purchase Agreement will control.

Section 7.05 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, legal representatives and permitted assigns. Subject to Section 2.03 of this Agreement, no Party to this Agreement may assign any of its rights or delegate any of its obligations under this Agreement, by operation of Law or otherwise, without the prior written consent of the other Party; provided, however, in the case of an assignment of Purchaser’s rights and/or delegation of Purchaser’s obligations to any Person (other than a Prohibited Owner), such consent shall not unreasonably be withheld by Seller, and any attempted or purported assignment in violation of this Section 7.05 shall be null and void; provided, further, that any obligation of any Party to the other Party under this Agreement, which obligation is performed, satisfied or fulfilled completely by an Affiliate of such first Party, shall be deemed to have been performed, satisfied or fulfilled by such Party.

Section 7.06 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

Section 7.07 Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all of the Parties thereto. No provision of this Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 7.08 Governing Law. This Agreement shall be governed by, enforced pursuant with and construed in accordance with the laws of New York, without regard to the conflict of laws principles, to the extent such principles are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

Section 7.09 Consent to Jurisdiction/Venue. Each Party hereby waives, to the extent permitted by Law, all jurisdictional defenses, objections as to venue and any rights to appeal, review or nullify such award by any court or tribunal. Each of the Parties hereby submits to the exclusive jurisdiction of any court of competent jurisdiction in any Federal or State Court in the City of New York, County of New York, (the “Specified Court”) in any action, suit or proceeding arising out of or relating to this Agreement and the non-exclusive jurisdiction of the Specified Court with respect to the enforcement of any award thereunder.

Section 7.10 Equitable Relief. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties agrees that, without the necessity of posting bonds or other undertaking, the other Party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which such Party is entitled at Law or in equity. In the event that any Action is brought in equity to enforce the provisions of this Agreement, no Party shall allege, and each Party hereby waives the defense or counterclaim, that there is an adequate remedy at Law. The Parties further agree that (a) by seeking any remedy provided for in this Section 7.10, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party and (b) nothing contained in this Section 7.10 shall require any party to institute any action for (or limit any Party’s right to institute any action for) specific performance under this Section 7.10 before exercising any other right under this Agreement.

Section 7.11 Further Assurances. Each Party shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 7.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 7.13 Headings. The heading references herein and the table of contents hereof are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof.

Section 7.14 No Set-Off. Neither Seller nor any of their respective Affiliates, on the one hand, nor Purchaser nor any of their respective Affiliates, on the other hand, shall have any set-off or other similar rights with respect to (a) any amounts due or owing (or to become due and owing) by such party or its Affiliates pursuant to this Agreement against (b) any other amounts due or owing or claimed to be due or owing to such party or its Affiliates pursuant to this Agreement or any other Contract.

Section 7.15 Expenses. Except as otherwise provided in this Agreement, any costs, expenses or charges incurred by any of the Parties hereto shall be borne by the party incurring such cost, expense or charge.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the authorized representative of each signatory set forth below as of the date first written above.

ANHEUSER-BUSCH INBEV SA/NV

By:	/s/ Benoit Loore
Name:	Benoit Loore
Title:	VP Corporate Governance Assistant Corporate Secretary

By:	/s/ Ann Randon
Name:	Ann Randon
Title:	VP Control

CONSTELLATION BRANDS, INC.

By:	/s/ F. Paul Hetterich
Name:	F. Paul Hetterich
Title:	Executive Vice President, Business
Development and Strategy

[Signature Page to Transition Services Agreement]

SCHEDULE 2.01(d)

No.	Brewery Expansion Services

1.	Advise on the design and formulation of the business plan to expand the capacity of the Piedras Negras Plant to produce, bottle, package and temporarily store Beer (as defined in the Interim Supply Agreement) by an additional ten million hectoliters per year over such capacity for the Piedras Negras Plant on the date of the Agreement (including construction of a brewhouse, packaging hall and warehouse) (the “Project”)

2.	Provide advice in connection with identifying, preparing requests for proposals and bidding, retaining, and negotiating contracts with the architect, construction manager, general contractor, civil engineer, environmental engineer, equipment suppliers and any other professionals or consultants necessary or useful for the Project (“Suppliers and Consultants”)

3.	Provide advice in connection with the architectural and construction plans, drawings, specifications, integration plan, engineering, logistics, utilities, calculations, proposals from Suppliers and Consultants, and/or other information required to complete the Project and provide timely feedback and responses to Purchaser and the Company regarding such review

4.	Provide advice in connection with the preparation and review of the budget for the Project (the “Project Budget”), as well as updates to the Project Budget, including line items, qualifications, assumptions, exclusions, allowances, general conditions, insurance, contingencies, fees, and bonding costs, if any

5.	Provide advice in connection with obtaining all necessary environmental reviews, zoning and other approvals, consents, permits, certificates, licenses, variances, easements, and authorizations required for the development of the Project (the “Approvals”)

6.	Consult with and advise on matters relating to the performance of the Suppliers and Consultants with respect to their contractual obligations

7.	Attend Project meetings as requested by Purchaser or the Company

8.	Provide advice in connection with any progress reports or other submissions prepared monthly and submitted by the Suppliers and Consultants and consult with and provide timely feedback and responses to Purchaser and the Company regarding such review

9.	At Purchaser’s or the Company’s request, consult with and advise Purchaser and the Company with respect to the progress of the Project and the performance of the Suppliers and Consultants with respect to their contractual obligations

10.	Provide consultation as necessary or desirable, in the discretion of the Purchaser or the Company, regarding factual matters in any dispute resolution between the Company and any of the Suppliers and Consultants, (but not actively participate in any such dispute or provide legal advice).

No.	Brewery Expansion Plan Milestones	Target Completion Date
11.	Prepare Brewery Expansion Plan	6 months from date of Agreement
12.	Retain and negotiate contract with Architect	6 months from date of Agreement
13.	Retain and negotiate contract with General Contractor	6 months from date of Agreement

14.	Retain and negotiate contract with Design and Engineering Firms	6 months from date of Agreement
15.	Prepare Project Budget	6 months from date of Agreement
16.	Obtain all Approvals for the Project	12 months from date of Agreement
17.	Begin construction of the Project	12 months from date of Agreement
18.	Warehouse construction and equipment installation completed	24 months from date of Agreement
19.	Brewhouse construction and equipment installation completed	30 months from date of Agreement
20.	Substantial Completion of the Project	30 months from date of Agreement
21.	Final Completion of the Project	36 months from date of Agreement

SCHEDULE 2.08

SERVICE COORDINATORS

1. Seller Service Coordinator: [****]1

2. Purchaser Service Coordinator: [****]

[1]	The services coordinator will be an employee of ABI or an Affiliate thereof but not from ABI’s North American zone (which for the avoidance of doubt shall not exclude any employee of the Grupo Modelo or its Subsidiaries), will hold a bachelor’s degree, speak fluent English and have a minimum of seven years of beer-industry experience, including operational and support functions.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 3.02(a)(i)

SUPPLY SERVICES

Capitalized terms used but not defined shall have the meanings assigned to them in the Transition Services Agreement, between Anheuser-Busch Inbev SA/NV and Constellation Brands, Inc., dated June 7, 2013 (the “Agreement”).

Bottles2

Description of Service:	Seller shall sell to and supply the Company with, and the Company shall purchase from Seller, bottles of the same type and quality supplied by Dirección de Fábricas, S.A. de C.V. (“DIFA”), for Grupo Modelo S.A.B. de C.V. (“Grupo Modelo”) and its Affiliates as of the date hereof (the “Bottles”), subject to the terms and conditions in this Schedule 3.02(a)(i) and in the Agreement.

Price:	The price paid by the Company to Seller for a Bottle shall be as follows: [****]

Volume Requirement	Seller shall supply the Company with Bottles in accordance with its Bottle Requirements on the terms and conditions herein.

Forecast Notifications

The Company shall provide Seller with its forecasted Bottle Requirements for Year Two and Year Three at least 120 days prior to the end of Year One and Year Two, respectively. The methodologies used in calculating the Bottle Requirements shall be subject to good faith negotiations between the Parties.

For Year One, the Company shall provide Seller with its forecasted Bottle Requirement within 30 days following the date of the Agreement; provided that if such a forecast has not been completed or is otherwise not available, the Bottle Requirements for such year shall be determined on the basis of good faith negotiations between the Parties.

“Bottle Requirements” means the number of Bottles that the Company forecasts it will need on a monthly basis over such year in connection with the operation of the business of the Company.

Volume Requirement:	[****]

[2]	An example of the calculation of the Price for Bottles is attached hereto.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Freight Terms	Bottles will be shipped and delivered to the Company on terms and conditions consistent with the past practice of the Company and Grupo Modelo (or an applicable Affiliate thereof), for the 12 month-period prior to the Settlement Date, for transactions of a similar type and size, unless otherwise agreed between the Parties.

Malt

Description of Service:	Seller shall sell to and supply the Company with, and the Company shall purchase from Seller, malt of the same type and quality as the malt supplied to Grupo Modelo and its Affiliates as of the date hereof (the “Malt”), subject to the terms and conditions in this Schedule 3.02(a)(i) and in the Agreement.

Price:	The price paid by the Company to Seller for a Unit of Malt shall be as follows: [****]

Volume Requirement	Seller shall supply the Company with Malt in accordance with its Malt Requirements on the terms and conditions herein.

Forecast Notifications

The Company shall provide Seller with its forecasted Malt Requirements for Year Two and Year Three at least 120 days prior to the end of Year One and Year Two, respectively. The methodologies used in calculating the Malt Requirements shall be subject to good faith negotiations between the Parties.

For Year One, the Company shall provide Seller with its forecasted Malt Requirements within 30 days following the date of the Agreement; provided that if such a forecast has not been completed or is otherwise not available, the Malt Requirements for such year shall be determined on the basis of good faith negotiations between the Parties.

“Malt Requirements” means the number of Units of Malt that the Company forecasts it will need on a monthly basis over such year in connection with the operation of the business of the Company.

Volume Requirements:	[****]

Freight Terms	Malt will be shipped and delivered to the Company on terms and conditions consistent with the past practice of the Company and Grupo Modelo (or an applicable Affiliate thereof), for the 12 month-period prior to the Settlement Date, for transactions of a similar type and size, unless otherwise agreed between the Parties.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Corn Starch

Description of Service:	Seller shall sell to and supply the Company with, and the Company shall purchase from Seller, corn starch of the same type and quality supplied to Grupo Modelo and its Affiliates as of the date hereof (the “Corn Starch”), subject to the terms and conditions in this Schedule 3.02(a)(i) and in the Agreement.

Price:	The price paid by the Company to Seller for a Unit of Corn Starch shall be as follows: [****]

Volume Requirement	Seller shall supply the Company with Corn Starch in accordance with its Corn Starch Requirements on the terms and conditions herein.

Forecast Notifications

The Company shall provide Seller with its forecasted Corn Starch Requirements for Year Two and Year Three at least 120 days prior to the end of Year One and Year Two, respectively. The methodologies used in calculating the Corn Starch Requirements shall be subject to good faith negotiations between the Parties.

For Year One, the Company shall provide Seller with its forecasted Corn Starch Requirement within 30 days following the date of the Agreement; provided that if such a forecast has not been completed or is otherwise not available, the Corn Starch Requirements for such year shall be determined on the basis of good faith negotiations between the Parties.

“Corn Starch Requirements” means the number of Units of Corn Starch, for a given year, that the Company forecasts it will need on a monthly basis over such year in connection with the operation of the business of the Company.

Volume Requirement:	[****]

Freight Terms	Corn Starch will be shipped and delivered to the Company on terms and conditions consistent with the past practice of the Company and Grupo Modelo (or an applicable Affiliate thereof), for the 12 month-period prior to the Settlement Date, for transactions of a similar type and size, unless otherwise agreed between the Parties.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Crowns

Description of Service:	Seller shall sell to and supply the Company with, and the Company shall purchase from Seller, Crowns of the same type and quality as Crowns supplied to Grupo Modelo and its Affiliates as of the date hereof (the “Crowns”), subject to the terms and conditions in this Schedule 3.02(a)(i) and in the Agreement.

Price:	The price paid by the Company to Seller for a Crown shall be as follows: [****]

Volume Requirement	Seller shall supply the Company with Crowns in accordance with its Crowns Requirements on the terms and conditions herein.

Forecast Notifications

The Company shall provide Seller with its forecasted Crowns Requirements for Year Two and Year Three at least 120 days prior to the end of Year One and Year Two, respectively. The methodologies used in calculating the Crowns Requirements shall be subject to good faith negotiations between the Parties.

For Year One, the Company shall provide Seller with its forecasted Crowns Requirements within 30 days following the date of the Agreement; provided that if such a forecast has not been completed or is otherwise not available, the Crowns Requirements for such year shall be determined on the basis of good faith negotiations between the Parties.

“Crowns Requirements” means the number of Units of Crowns that the Company forecasts it will need on a monthly basis over such year in connection with the operation of the business of the Company.

Volume Requirement:	[****]

Freight Terms	Crowns will be shipped and delivered to the Company on terms and conditions consistent with the past practice of the Company and Grupo Modelo (or an applicable Affiliate thereof), for the 12 month-period prior to the Settlement Date, for transactions of a similar type and size, unless otherwise agreed between the Parties.

Cans – Excluding lids

Description of Service:	Seller shall sell to and supply the Company with, and the Company shall purchase from Seller, cans of the same type and

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

quality as cans supplied to Grupo Modelo and its Affiliates as of the date hereof (the “Cans”), subject to the terms and conditions in this Schedule 3.02(a)(i) and in the Agreement.

Price:	The price paid by the Company to Seller for a Can shall be as follows: [****]

Volume Requirement	Seller shall supply the Company with Cans in accordance with its Cans Requirements on the terms and conditions herein.

Forecast Notifications

The Company shall provide Seller with its forecasted Can Requirements for Year Two and Year Three at least 120 days prior to the end of Year One and Year Two, respectively. The methodologies used in calculating the Can Requirements shall be subject to good faith negotiations between the Parties.

For Year One, the Company shall provide Seller with its forecasted Can Requirements within 30 days following the date of the Agreement; provided that if such a forecast has not been completed or is otherwise not available, the Can Requirements for such year shall be determined on the basis of good faith negotiations between the Parties.

“Can Requirements” means the number of Units of Can that the Company forecasts it will need on a monthly basis over such year in connection with the operation of the business of the Company.

Volume Requirement:	[****]

Freight Terms	Cans will be shipped and delivered to the Company on terms and conditions consistent with the past practice of the Company and Grupo Modelo (or an applicable Affiliate thereof), for the 12 month-period prior to the Settlement Date, for transactions of a similar type and size, unless otherwise agreed between the Parties.

Hops

Description of Service:	Seller shall sell to and supply the Company with, and the Company shall purchase from Seller, hops of the same type and quality supplied to Grupo Modelo and its Affiliates as of the date hereof (the “Hops”), subject to the terms and conditions in this Schedule 3.02(a)(i) and in the Agreement.

Price:	The price paid by the Company to Seller for a Unit of Hops shall be as follows:

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

[****]

Volume Requirement	Seller shall supply the Company with Hops in accordance with its Hops Requirements on the terms and conditions herein.

Forecast Notifications

The Company shall provide Seller with its forecasted Hops Requirements for Year Two and Year Three at least 120 days prior to the end of Year One and Year Two, respectively. The methodologies used in calculating the Hops Requirements shall be subject to good faith negotiations between the Parties.

For Year One, the Company shall provide Seller with its forecasted Hops Requirement within 30 days following the date of the Agreement; provided that if such a forecast has not been completed or is otherwise not available, the Hops Requirements for such year shall be determined on the basis of good faith negotiations between the Parties.

“Hops Requirements” means the number of Units of Hops, for a given year, that the Company forecasts it will need on a monthly basis over such year in connection with the operation of the business of the Company.

Volume Requirement:	[****]

Freight Terms	Hops will be shipped and delivered to the Company on terms and conditions consistent with the past practice of the Company and Grupo Modelo (or an applicable Affiliate thereof), for the 12 month-period prior to the Settlement Date, for transactions of a similar type and size, unless otherwise agreed between the Parties.

Can Lids

Description of Service:	Seller shall sell to and supply the Company with, and the Company shall purchase from Seller, can lids of the same type and quality supplied to Grupo Modelo and its Affiliates as of the date hereof (the “Can Lids”), subject to the terms and conditions in this Schedule 3.02(a)(i) and in the Agreement. Can Lids shall be procured by Seller for sale to Purchaser hereunder, pursuant to the terms of the contract under which Grupo Modelo purchases Can Lids for itself and the Grupo Modelo Entities (the “Can Lids Pass-Through Contract”)

Price:	The price paid by the Company to Seller for Can Lids shall be [****]

Volume Requirement	Seller shall supply the Company with Can Lids in accordance with its Can Lid Requirements on the terms and conditions herein.

Forecast Notifications	The Company shall provide Seller with its forecasted Can Lid

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Requirements for Year Two and Year Three at least 120 days prior to the end of Year One and Year Two, respectively. The methodologies used in calculating the Can Lid Requirements shall be subject to good faith negotiations between the Parties. For Year One, the Company shall provide Seller with its forecasted Can Lid Requirements within 30 days following the date of the Agreement; provided that if such a forecast has not been completed or is otherwise not available, the Can Lids Requirements for such year shall be determined on the basis of good faith negotiations between the Parties.

“Can Lid Requirements” means the number of Can Lids, for a given year, that the Company forecasts it will need on a monthly basis over such year in connection with the operation of the business of the Company.

Volume Requirement:	[****]

Freight Terms	Can Lids will be shipped and delivered to the Company on terms and conditions set forth in the Can Lids Pass-Through Contract, unless otherwise agreed between the Parties.

Cartons

Description of Service:	Seller shall sell to and supply the Company with, and the Company shall purchase from Seller, Cartons of the same type and quality supplied to Grupo Modelo and its Affiliates as of the date hereof (the “Cartons”), subject to the terms and conditions in this Schedule 3.02(a)(i) and in the Agreement. Cartons shall be procured by Seller for sale to Purchaser hereunder, pursuant to the terms of the contract under which Grupo Modelo purchases Cartons for itself and the Grupo Modelo Entities (the “Cartons Pass-Through Contract”)

Price:	The price paid by the Company to Seller for Cartons shall be [****]

Volume Requirement	Seller shall supply the Company with Cartons in accordance with its Cartons Requirements on the terms and conditions herein.

Forecast Notifications

The Company shall provide Seller with its forecasted Carton Requirements for Year Two and Year Three at least 120 days prior to the end of Year One and Year Two, respectively. The methodologies used in calculating the Carton Requirements shall be subject to good faith negotiations between the Parties.

For Year One, the Company shall provide Seller with its forecasted Carton Requirements within 30 days following the date of the Agreement; provided that if such a forecast has not been completed or is otherwise not available, the Carton Requirements for such year shall be determined on the basis of

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

good faith negotiations between the Parties.

“Cartons Requirements” means the number of Cartons, for a given year, that the Company forecasts it will need on a monthly basis over such year in connection with the operation of the business of the Company.

Volume Requirement:	[****]

Freight Terms	Cartons will be shipped and delivered to the Company on terms and conditions set forth in the Cartons Pass-Through Contract, unless otherwise agreed between the Parties.

Yeast

Description of Service:	Seller shall sell to and supply the Company with, and the Company shall purchase from Seller, Yeast of the same type and quality supplied to Grupo Modelo and its Affiliates as of the date hereof (the “Yeast”), subject to the terms and conditions in this Schedule 3.02(a)(i) and in the Agreement. Except as otherwise specified in this Schedule 3.02(a)(i) or in the Agreement, Yeast shall be provided to Purchaser on terms and conditions consistent with the past practice of the Company and Grupo Modelo (or an applicable Affiliate thereof) regarding the supply of Yeast, for the 12 month-period prior to the Settlement Date, unless otherwise agreed by the Parties.

Price:	The price paid by the Company to Seller for Yeast shall be [****]

Volume Requirement	Seller shall supply the Company with Yeast in accordance with its Yeast Requirements on the terms and conditions herein.

Forecast Notifications

The Company shall provide Seller with its forecasted Yeast Requirements for Year Two and Year Three at least 120 days prior to the end of Year One and Year Two, respectively. The methodologies used in calculating the Yeast Requirements shall be subject to good faith negotiations between the Parties. For Year One, the Company shall provide Seller with its forecasted Yeast Requirements within 30 days following the date of the Agreement; provided that if such a forecast has not been completed or is otherwise not available, the Yeast Requirements for such year shall be determined on the basis of good faith negotiations between the Parties.

“Yeast Requirements” means the amount of Yeast, for a given year, that the Company forecasts it will need on a monthly basis over such year in connection with the operation of the business of the Company.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Volume Requirement:	[****]

Freight Terms	Yeast will be shipped and delivered to the Company on terms and conditions consistent with the past practice of the Company and Grupo Modelo (or an applicable Affiliate thereof), for the 12 month-period prior to the Settlement Date, for transactions of a similar type and size, unless otherwise agreed between the Parties.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 3.02(a)(ii)

Fee Schedule3

Capitalized terms used herein shall have the meaning assigned to them in the Agreement.

Service	Price
Brewery Operations Services

1. Seller would provide Purchaser a 3 full-time team consisting of:

•    1 ABI FTE expert in brewing and brewing quality[4]

•    2 supporting FTEs or equivalent (potentially from consulting firm familiar with ABI’s operations)[5]

2. Seller would provide Purchaser the right to have up to 8 Brewery Operation Services experts on call (subject to reasonable notice and availability), at least two of which must be ABI employees at Purchaser’s request.[6]

1. Full-time team: [****] per month (including expenses)

2. Per diem for Brewery Operation Services experts on call:

•    For employees of ABI, [****] of the employee’s total compensation and benefits expense to ABI, divided by [****].

•    For third parties, [****] of the total compensation and benefits expense paid by ABI to an employee of equivalent seniority and expertise, divided by [****].

Brewery Expansion Services 1. Seller will provide Purchaser with a	1. Retainer to have Brewery Expansion

[3]	Fees for services performed during the month that Closing Date takes place to be applied pro rata.
[4]	The ABI FTE expert will hold a bachelor’s degree in engineering, speak fluent English and have a minimum of ten years of experience in beer production, processing, packaging and maintenance.
[5]	The supporting FTEs will each hold bachelor’s degrees, speak fluent English and have experience in beer production, processing, packaging and maintenance, along with a familiarity with Seller’s operations.
[6]	Candidates for these on call expert positions will hold bachelor’s degrees, speak fluent English and have experience in brewing procurement, packaging, energy and/or water and will be made available to Purchaser for the provision of Brewery Operations Services for up to a maximum of eight (8) hours per week.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

right to have experts on call.

2. Seller would provide Purchaser the right to have up to 8 Brewery Expansion Services experts on call (subject to reasonable notice and availability), at least two of which must be ABI employees at Constellation’s request.[7]

Services experts on call: [****] per month

2. Per diem for Brewery Expansion Services experts on call (once retainer is exhausted):

•      For employees of ABI, [****] of the employee’s total compensation and benefits expense to ABI, divided by [****].

•      For third parties, [****] of the total compensation and benefits expense paid by ABI to an employee of equivalent seniority and expertise, divided by [****].

Procurement and Logistics Transition Services[8]	[****] per month (including expenses) All prices described above will be increase by: • [****]

Other G&A Services	[****] per month All prices described above will be increase by: • [****]

[7]	Candidates for these on call expert positions will hold bachelor’s degrees, speak fluent English and have experience in project management, operations, engineering and/or finance. The two experts who are Seller employees will have a minimum of 10 years of beer industry experience and will be made available to Purchaser for the provision of Brewery Expansion Services for up to a maximum of five (5) hours per week.
[8]	To meet its obligations to provide these services, Seller will appoint, or cause to be appointed, an expert or group of experts who will be Purchaser’s point of contact for the provision of these services. The expert or each of the experts (as the case may be) will hold a bachelor’s degree, speak fluent English and have relevant experience in procurement, supply, logistics and exports and will be made available to Purchaser for the provision of Procurement and Logistics Transition Services.

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ILLUSTRATIVE EXAMPLE – TO BE CONFIRMED BY THE PARTIES

Supply Services Example – Bottles

[****]

[****] Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits information subject to the confidentiality request. Omissions are designated with brackets containing asterisks. As part of our confidential treatment request, a complete version of this exhibit has been filed separately with the Securities and Exchange Commission.